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                                                                    EXHIBIT 99.1


INTRABIOTICS ANNOUNCES PRELIMINARY RESULTS OF PHASE III CLINICAL TRIAL OF ISEGANAN IN CHEMOTHERAPY PATIENTS

MOUNTAIN VIEW, Calif., Sept. 27 -- IntraBiotics Pharmaceuticals, Inc. (Nasdaq:
IBPI - News), today announced preliminary results of its 509 patient Phase III clinical trial of its lead product, iseganan hydrochloride (HCl) oral solution, in reducing the incidence and severity of ulcerative oral mucositis in patients undergoing high-dose chemotherapy for the treatment of cancer. These results indicated that iseganan did not meet its primary endpoint of reducing oral mucositis.

The study's primary endpoint was the proportion of patients who did not develop severe oral mucositis (defined as NCI CTC stomatitis Grade 1 or less, meaning patients did not experience painful lesions of their oral cavity) during chemotherapy in the iseganan group versus placebo. 43% of patients in the iseganan arm did not develop severe oral mucositis versus 37% of patients in the placebo group, a difference that did not reach statistical significance (p=0.18).

Secondary analyses predefined by the protocol included reduction in pain, swallowing difficulty, the proportion of patients who developed ulcerative oral mucositis, narcotic use and the severity of oral mucositis during chemotherapy. The study's secondary endpoints trended in favor of iseganan, but did not achieve statistical significance. Iseganan was well tolerated by this group of cancer patients, corroborating earlier findings of the safety of oral-topical application of iseganan.

"Clearly we are disappointed that iseganan failed to show a statistically significant benefit in treating severe oral mucositis in patients receiving high dose chemotherapy," said Dr. Ernest Mario, Chairman and Chief Executive Officer. "We chose severe oral mucositis as a primary indication for iseganan because it represents a huge unmet medical need. Unfortunately, while iseganan appeared to show some benefit in this patient setting, the benefit was not statistically significant. As a result, we will cease the pursuit of severe oral mucositis as an indication for iseganan."

About Iseganan
Iseganan hydrochloride (HCl) oral solution is a potent, broad-spectrum, fast-acting antibiotic that functions by a novel mechanism of action, substantially reducing the likelihood of microbial resistance. It is the first in a new class of antibiotic peptide drugs known as protegrins, which are naturally-occurring substances found in mammals where they form part of the first line of defense against invading bacteria and fungi. Iseganan is also in clinical development for prevention of ventilator-associated pneumonia (VAP) the most common infection occurring among patients in the intensive care unit. Iseganan is also being developed as a treatment of respiratory infections associated with cystic fibrosis. These indications represent substantial clinical and market opportunities.

About IntraBiotics Pharmaceuticals, Inc.
IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing and commercializing high-value anti-infectives and oncology therapeutics. Additional information is available at the Company's web site, www.intrabiotics.com.

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development, clinical developments and projections of future expenses. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to manufacture sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; the company's ability to raise capital through private or public financings when needed or on favorable terms; regulatory risks, and risks related to proprietary rights, market acceptance and competition. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2001 and on Form 10-Q, for the quarter ended June 30, 2002.